                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration No. 333-20711
                                                                No. 333-20711-01
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION DATED MAY  , 1997
PROSPECTUS SUPPLEMENT
dated May , 1997
to Prospectus dated April 29, 1997

                      1,800,000 TRUST PREFERRED SECURITIES

                              CFC PREFERRED TRUST
                   % Cumulative Trust Preferred Securities
            (Liquidation Amount $25 per Trust Preferred Security)
                    Fully and Unconditionally Guaranteed,
                            as Described Herein, by

[LOGO OF COMMERICAL      COMMERCIAL FEDERAL CORPORATION
 FEDERAL CORPORATION
 APPEARS HERE]

The   % Cumulative Trust Preferred Securities (the "Capital Securities")
offered hereby represent undivided beneficial ownership interests in the assets of CFC Preferred Trust, a trust created under the laws of the State of Delaware (the "Issuer"). Commercial Federal Corporation, a Nebraska corporation (the "Company"), will be the owner of all the beneficial ownership interests represented by common securities of the Issuer (the "Common Securities" and, collectively with the Capital Securities, the "Trust Securities"). Harris Trust and Savings Bank is the Property Trustee of the Issuer. The Issuer exists for the sole purpose of issuing the Capital Securities and the Common Securities
and investing the proceeds thereof in   % Junior Subordinated Deferrable
Interest Debentures (the "Junior Subordinated Debentures"), to be issued by the Company. The Junior Subordinated Debentures will mature on May , 2027, which date may be shortened to a date not earlier than May , 2002 if certain conditions are met (including, in the case of a shortening of the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies). Although the Company, as a savings and loan holding company, is not subject to the Federal Reserve capital requirements for bank holding companies, it is possible that in the future it could become subject to such requirements as a result of the acquisition of a bank, a change in applicable regulations or the Company otherwise becoming subject to Federal Reserve capital requirements.

                                                        (continued on next page)

SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Price to  Underwriting   Proceeds to
                                            Public  Commission (1) Issuer (2)(3)
--------------------------------------------------------------------------------
Per Capital Security......................  $25.00       (2)            $
--------------------------------------------------------------------------------
Total.....................................  $            (2)          $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Issuer and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) In view of the fact that all of the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters as compensation for their
    arranging the investment therein of such proceeds, $    per Capital
    Security or $    in the aggregate. See "Underwriting."
(3) Expenses of the offering which are payable by the Company are estimated to be approximately $275,000.

The Capital Securities offered hereby are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters. It is expected that the Capital Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about May , 1997, against payment therefor in immediately available funds.

Piper Jaffray inc.                                                 Dain Bosworth
                                                                   INCORPORATED

(continued from previous page)

The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities--Subordination of Common Securities" in the accompanying Prospectus. Holders of Capital Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 1997, at the
annual rate of   % of the Liquidation Amount of $25 per Capital Security
("Distributions"). Provided that no Debenture Event of Default (as defined in the accompanying Prospectus) has occurred and is continuing, the Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with
interest thereon at the rate of   %, compounded quarterly, to the extent
permitted by applicable law), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Capital Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate) at the rate of
  % per annum, compounded quarterly from the relevant payment date for such interest, and holders of Capital Securities will be required to accrue income for United States federal income tax purposes. See "Certain Terms of Junior Subordinated Debentures--Option to Defer Interest Payments" in this Prospectus Supplement and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" in the accompanying Prospectus.

The Junior Subordinated Debentures are unsecured and subordinated to all Senior Debt (as defined in the accompanying Prospectus). At March 31, 1997, the aggregate amount of Senior Debt outstanding was $77.0 million. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including Commercial Federal Bank, a Federal Savings Bank (the "Bank"), upon the subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the Capital Securities to benefit indirectly from such distributions, is subject to the prior claims of creditors of the subsidiary, except to the extent that the Company may itself be recognized as a creditor of the subsidiary. Accordingly, the Junior Subordinated Debentures (and therefore the Capital Securities) will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders thereof should only look to the assets of the Company for payments on the Junior Subordinated Debentures. See "Risk Factors--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus.

The Company has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee" in the accompanying Prospectus. The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Capital Securities, but only in each case to the extent of funds held by the Issuer, as described herein. See "Description of Guarantee" in the accompanying Prospectus. If the Company does not make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay Distributions. The Guarantee does not cover payment of Distributions when the Issuer has insufficient funds to pay such Distributions. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payment of amounts equal to such Distributions to such holders. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights By Holders of Capital Securities" in the accompanying Prospectus. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt of the Company.

                                                       (continued on next page)

(continued from previous page)

The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or their earlier redemption. Subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve, the Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after May , 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event or a Capital Treatment Event (each as defined in the accompanying Prospectus). In any case the redemption price for the Capital Securities will be the aggregate Liquidation Amount of such Capital Security plus accumulated and unpaid Distributions thereon to the date of redemption. See "Certain Terms of Capital Securities--Redemption."

The Company will have the right at any time to terminate the Issuer, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Certain Terms of Capital Securities--Liquidation of Issuer and Distribution of Junior Subordinated Debentures to Holders." In the event of the termination of the Issuer, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, the holders of the Capital Securities will be entitled to receive a Liquidation Amount of $25 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a Like Amount (as defined in the accompanying Prospectus) of Junior Subordinated Debentures, subject to certain exceptions. See "Description of Capital Securities-- Liquidation Distribution Upon Termination" in the accompanying Prospectus.

The Company has applied for listing of the Capital Securities on the New York Stock Exchange under the symbol "CFBPr." If approved, trading of the Capital Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Capital Securities. See "Underwriting." If Junior Subordinated Debentures are distributed to the holders of Capital Securities in exchange therefor upon the liquidation of the Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or automated quotation systems, if any, on which the Capital Securities are then listed or traded.

The Capital Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will only be effected through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Certain Terms of Capital Securities--Registration of Capital Securities."

The information in this Prospectus Supplement supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. As used herein, (i) the "Indenture" means the Indenture, as amended and supplemented from time to time, between the Company and Harris Trust and Savings Bank, as trustee (the "Debenture Trustee"), and (ii) the "Trust Agreement" means the Trust Agreement relating to the Issuer among the Company, as Depositor, Harris Trust and Savings Bank, as Property Trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), and the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees"), (iii) the "Guarantee Agreement" means the Guarantee between the Company and Harris Trust and Savings Bank, as trustee (the "Guarantee Trustee"), and (iv) the "Expense Agreement" means the Expense Agreement between the Company and the Issuer. Each of the other capitalized terms used in this Prospectus Supplement and not otherwise defined in this Prospectus Supplement has the meaning set forth in the accompanying Prospectus.

                               ---------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF CAPITAL SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ---------------

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements of the Company, including the Notes thereto, appearing elsewhere in this Prospectus Supplement, in the Prospectus or incorporated by reference herein or therein. Information included or incorporated by reference in this Prospectus Supplement or in the accompanying Prospectus includes "forward looking statements," which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipated," "estimate" or "continue," or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" beginning on page 5 of the accompanying Prospectus and other statements and disclaimers in this Prospectus Supplement and the accompanying Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

                                  THE COMPANY

  The Company is a holding company for the Bank, which is the largest depository institution headquartered in Nebraska. At December 31, 1996, the Company had assets of $6.9 billion and stockholders' equity of $394.7 million. Based upon total assets at that date, the Company was the 19th largest publicly held thrift holding company in the United States. The Bank is a consumer-oriented financial institution that emphasizes single-family residential real estate lending, consumer lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At December 31, 1996, the Bank operated 34 branch offices in Nebraska, 20 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 25 branch offices in Kansas and seven branch offices in Iowa. Throughout its 109 year history, the Bank has emphasized customer service. To serve its customers, the Bank conducts loan origination activities through its 105 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 375 mortgage loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

  The Company's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, the Company intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. The Company's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, the Company will continue to build and leverage an infrastructure designed to increase fee and other income.

  Complementing its strategy of internal growth, the Company will continue to grow its five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidates can enhance the Company's retail presence in new or underserved markets and complement the Company's existing retail network.

  The Company's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

                              CFC PREFERRED TRUST

  The Issuer is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (the "Trust Agreement") executed by the Company, as Depositor, the Property Trustee, the Delaware Trustee and two Administrative Trustees (as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State on January 30, 1997. The Trust Agreement will be qualified as an indenture under the Trust

Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Issuer exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire Junior Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Capital Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer, and payments under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenue of the Issuer.

  All of the Common Securities of the Issuer will be owned by the Company. The Common Securities of the Issuer will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities of the Issuer, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the Capital Securities of the Issuer. See "Description of Capital Securities--Subordination of Common Securities" in the accompanying Prospectus. The Company will acquire Common Securities in an aggregate Liquidation Amount equal to not less than 3% of the total capital of the Issuer. The Issuer has a term of 31 years but may be terminated earlier as provided in the Trust Agreement.

  The principal executive office of the Issuer is 2120 South 72nd Street, Omaha, Nebraska 68124 and its telephone number is (402) 554-9200.

                                  THE OFFERING

Capital Securities issuer.....  CFC Preferred Trust

Securities offered............  1,800,000 Capital Securities. The Capital
                                Securities represent undivided beneficial interests in the Issuer's assets, which will consist solely of the Junior Subordinated Debentures and payments thereunder.

Distributions.................  The Distributions payable on each Capital
                                Security will be fixed at a rate per annum of
                                  % of the Liquidation Amount of $25 per
                                Capital Security, will be cumulative, will accrue from and including the date of issuance of the Capital Securities, and will be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on September 30, 1997 (subject to possible deferral as described below.) The amount of each Distribution due with respect to the Capital Securities will include amounts accrued to but excluding the date the Distribution is due. See "Description of Capital Securities--Distributions" in the accompanying Prospectus.

Extension periods.............  So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right, at any time, to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. If interest payments are so deferred, Distributions on the Capital Securities will be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, Distributions will continue to accrue with income thereon compounded quarterly. Because interest would continue to accrue and compound on the Junior Subordinated Debentures, to the extent permitted by applicable law, holders of the Capital Securities will be required to accrue income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payments" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" in the accompanying Prospectus.

Maturity......................  The Junior Subordinated Debentures will mature on May  , 2027, which date may be shortened
                                (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than May , 2002 if certain conditions are met (including the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve).

Redemption....................  The Capital Securities are subject to mandatory redemption upon repayment of the Junior
                                Subordinated Debentures at the Stated Maturity or their earlier redemption in an amount equal to the amount of Junior Subordinated Debentures maturing on or being redeemed at a redemption price equal to the aggregate Liquidation Amount of the Capital Securities plus accumulated and unpaid Distributions thereon to the date of redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after May , 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and during the
                                continuance of a Tax Event or a Capital
                                Treatment Event, in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures so redeemed, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of Capital Securities--Redemption" and "Description of Junior Subordinated Debentures--Redemption" in the accompanying Prospectus.
Distribution of Junior
 Subordinated Debentures......  The Company has the right at any time to terminate the Issuer and cause the Junior
                                Subordinated Debentures to be distributed to holders of Capital Securities in liquidation of the Issuer, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Capital Securities--Liquidation Distribution Upon
                                Dissolution" in the accompanying Prospectus.

Guarantee.....................  Taken together, the Company's obligations under various documents described herein, including the Guarantee Agreement, provide a full guarantee of payments by the Issuer of distributions and other amounts due on the Capital Securities. Under the Guarantee Agreement, the Company guarantees the payment of Distributions by the Issuer and payments on liquidation of or redemption of the Capital Securities (subordinate to the right to payment of Senior Debt of the Company) to the extent of funds held by the Issuer. If the Issuer has insufficient funds to pay Distributions on the Capital Securities (i.e., if the Company has failed to make required payments under the Junior Subordinated Debentures), a holder of the Capital Securities would have the right to institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights of Holders of Capital Securities," "Description of Junior Subordinated Debentures--Debenture Events of Default" and "Description of Guarantee" in the accompanying Prospectus.

Ranking.......................  The Capital Securities will rank pari passu and payments thereon will be made pro rata, with the Common Securities of the Issuer held by the Company except as described under "Description of Capital Securities--Subordination of Common Securities" in the accompanying Prospectus. The obligations of the Company under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior Debt, the amount of which is unlimited. At March 31, 1997, the aggregate outstanding Senior Debt of the Company was $77.0 million. In addition, because the Company is a holding company, all obligations of the Company relating to the securities described herein will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank.

Voting rights.................  The holders of the Capital Securities will generally have limited voting rights relating only to the modification of the Capital Securities, the dissolution, winding-up or termination of the Issuer and certain other matters described herein. See "Description of Capital Securities--Voting Rights; Amendment of Trust Agreement" in the accompanying Prospectus.
New York Stock Exchange
 symbol.......................  CFBPr


Use of proceeds...............  All of the proceeds from the sale of the
                                Capital Securities will be invested by the Issuer in Junior Subordinated Debentures. The Company intends to use the proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including, without limitation, possible future acquisitions, funding investments in, or extensions of credit to, the Company's subsidiaries, repayment of obligations and redemption of securities.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The following summary consolidated financial data of the Company and its subsidiaries as of and for the years ended June 30, 1996, 1995, 1994, 1993 and 1992 has been derived from the Company's audited Consolidated Financial Statements. The following summary consolidated interim financial data for the six months ended December 31, 1996 and 1995 has been derived from unaudited consolidated interim financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The summary consolidated financial data should be read in conjunction with the Company's audited Consolidated Financial Statements and related Notes incorporated herein by reference. The consolidated financial data for the six months ended December 31, 1996 is not necessarily indicative of the operating results to be expected for the entire fiscal year.

  On November 18, 1996, the Board of Directors of the Company authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value of the common stock remained at $.01 per share. The stock dividend, paid on January 14, 1997, totaled 7,163,476 shares of Company common stock. Fractional shares resulting from the stock split were paid in cash totaling $17,792. All references to the number of shares, per share amounts and stock prices below and elsewhere in the Prospectus for all periods presented were adjusted on a retroactive basis to reflect the effect of this stock split.

                            SIX MONTHS ENDED
                              DECEMBER 31,                         YEAR ENDED JUNE 30,
                          ----------------------  ----------------------------------------------------------
                             1996        1995        1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Interest income.........  $  250,533  $  245,059  $  491,092  $  454,368  $  393,854  $  404,628  $  447,883
Interest expense........     167,944     168,335     328,317     304,526     256,102     276,584     352,527
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income.....      82,589      76,724     162,775     149,842     137,752     128,044      95,356
Provision for loan
 losses.................      (3,766)     (3,091)     (6,107)     (6,408)     (6,248)     (6,185)     (7,981)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............      78,823      73,633     156,668     143,434     131,504     121,859      87,375
Non-interest income.....      28,345      23,194      49,646      45,066      44,693      34,442      77,817
General and
 administrative
 expenses...............      57,703      56,496     114,517     102,554      94,115      89,560      80,314
Federal deposit
 insurance special
 assessment.............      27,062         --          --          --          --          --          --
Amortization of goodwill
 and core value of
 deposits...............       5,125       4,400       9,529      10,262      14,131      10,544      11,389
Valuation adjustment and
 accelerated
 amortization of
 goodwill...............         --          --          --       21,357      52,703         --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income
 taxes, extraordinary
 items and cumulative
 effects of changes in
 accounting principles..      17,278      35,931      82,268      54,327      15,248      56,197      73,489
Provision for income
 taxes..................       5,838      12,823      26,962      23,146      16,875      22,081      27,652
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary items and
 cumulative effects of
 changes in accounting
 principles.............      11,440      23,108      55,306      31,181      (1,627)     34,116      45,837
Extraordinary items(1)..        (583)        --          --          --          --          --       (5,046)
Cumulative effects of
 changes in accounting
 principles(2)..........         --          --          --          --        6,597         --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $   10,857  $   23,108  $   55,306  $   31,181  $    4,970  $   34,116  $   40,791
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Earnings per common
 share (fully
 diluted)(3):
 Income (loss) before
  extraordinary items
  and cumulative effects
  of changes in
  accounting
  principles............  $      .52  $     1.06  $     2.48  $     1.44  $     (.08) $     1.62  $     3.12
 Extraordinary
  items(1)..............        (.03)        --          --          --          --          --         (.34)
 Cumulative effects of
  changes in accounting
  principles(2).........         --          --          --          --          .31         --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income.............  $      .49  $     1.06  $     2.48  $     1.44  $      .23  $     1.62  $     2.78
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Dividends declared per
 common share(3)........  $     .137  $     .133  $     .267  $      --   $      --   $      --   $      --
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Book value per common
 share(3)...............  $    18.37  $    16.85  $    18.26  $    15.77  $    14.34  $    14.19  $    13.97
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Tangible book value per
 common share(3)(4).....  $    16.15  $    15.33  $    16.46  $    14.03  $    11.15  $    10.00  $     8.54
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding
 (fully diluted)(3).....  21,977,647  21,815,612  22,278,468  21,624,979  21,508,567  21,123,028  14,694,700
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

                                             (Table continued on following page)

               SUMMARY CONSOLIDATED FINANCIAL INFORMATION, CONT.

                            SIX MONTHS ENDED
                              DECEMBER 31,                         YEAR ENDED JUNE 30,
                          ----------------------  ----------------------------------------------------------
                             1996        1995        1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF FINANCIAL
 CONDITION DATA (AT
 PERIOD END):
Total assets............  $6,868,213  $6,593,880  $6,607,670  $6,569,579  $5,982,307  $5,262,336  $5,035,913
Investment
 securities(5)..........     290,069     303,995     253,043     300,481     290,807     254,889     316,366
Mortgage-backed
 securities(6)..........   1,137,165   1,316,465   1,180,046   1,364,907   1,350,402     952,539     779,969
Loans receivable,
 net(7).................   5,067,558   4,583,066   4,813,164   4,540,692   3,970,626   3,655,740   3,460,294
Goodwill and core value
 of deposits............      47,733      32,863      40,734      37,263      67,661      87,946      98,490
Deposits................   4,421,433   4,046,499   4,304,576   4,011,323   3,675,825   2,731,127   2,660,489
Advances from Federal
 Home Loan Bank.........   1,197,792   1,773,687   1,350,290   1,787,352   1,625,456   1,868,779   1,465,062
Other borrowings........     758,344     255,951     439,301     273,676     224,072     231,828     499,790
Stockholders' equity....     394,722     362,530     413,277     337,614     304,568     297,848     253,528
SELECTED OPERATING
 RATIOS(8):
Return on average
 assets(9)..............         .32%        .71%        .84%        .49%        .09%        .67%        .79%
Return on average
 equity(9)..............        5.54%      13.12%      14.74%       9.98%       1.54%      12.39%      20.12%
Net yield on interest-
 earning assets.........        2.56%       2.43%       2.58%       2.46%       2.59%       2.65%       2.01%
Earnings to fixed
 charges(10):
Excluding interest on
 deposits...............        1.30x       1.58x       1.71x       1.43x       1.13x       1.41x       1.26x
Including interest on
 deposits...............        1.10x       1.21x       1.25x       1.18x       1.06x       1.20x       1.13x
Dividend payout
 ratio(11)..............       27.96%      12.58%      10.75%        N/A         N/A         N/A         N/A
General and
 administrative expenses
 divided by average
 assets(12).............        2.52%       1.73%       1.75%       1.62%       1.67%       1.75%       1.55%
SELECTED CAPITAL AND
 ASSET QUALITY RATIOS:
Regulatory capital
 ratios of the Bank:
Tangible capital........        5.95%       5.51%       6.18%       5.16%       4.69%       4.62%       2.95%
Core capital............        6.14%       5.78%       6.41%       5.47%       5.53%       5.93%       4.63%
Risk-based capital:
Tier 1 capital..........       11.89%      12.57%      12.56%      12.02%      12.18%      11.93%       8.25%
Total capital...........       12.96%      13.70%      13.62%      13.12%      13.16%      12.81%       8.87%
Nonperforming assets to
 total assets...........        1.02%        .95%       1.01%        .95%       1.27%       1.97%       3.00%
Nonperforming assets to
 total loans and
 nonperforming assets...        1.33%       1.31%       1.33%       1.32%       1.84%       2.71%       4.08%
Allowance for loan
 losses to total loans..         .97%       1.03%        .99%       1.04%       1.11%       1.26%       1.43%
Allowance for loan
 losses to total
 nonperforming assets...       71.77%      77.67%      74.05%      77.42%      59.04%      45.13%      33.58%
Net loans charged-off to
 average loans
 outstanding............         .14%        .10%        .10%        .06%        .11%        .13%        .31%

--------
(footnotes for preceding tables)
 (1) For the six months ended December 31, 1996, represents the loss on early retirement of debt, net of income tax benefits and, for fiscal year 1992, represents the loss on early extinguishment of debt, net of income tax benefits, less the effect of the utilization of net operating losses carried forward.
 (2) For fiscal year 1994, represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the change in accounting for postretirement benefits, net of income tax benefit.
 (3) On November 18, 1996, the Board of Directors of the Company authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value remained at $.01 per share. The stock dividend was paid on January 14, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of a three-for-two stock split.
 (4) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.
 (5) Includes investment securities available for sale totaling $19.4 million, $54.6 million, $9.9 million, $3.0 million, $5.4 million and $1.3 million at December 31, 1996 and 1995, June 30, 1996, 1995, 1994 and 1993,
     respectively. No investment securities were available for sale at June 30, 1992.
 (6) Includes mortgage-backed securities available for sale totaling $256.6 million, $384.7 million, $263.2 million, $37.0 million, $45.0 million, $41.3 million and $20.8 million at December 31, 1996 and 1995, June 30, 1996, 1995, 1994, 1993 and 1992, respectively.

 (7) Includes loans held for sale totaling $99.1 million, $79.2 million, $89.4 million, $113.4 million, $187.7 million, $171.8 million and $158.4 million at December 31, 1996 and 1995, June 30, 1996, 1995, 1994, 1993 and 1992,
     respectively.
 (8) Ratios for the six months ended December 31, 1996 and 1995 are annualized. Such annualized data includes nonrecurring items and is not necessarily indicative of results for the entire fiscal years.
 (9) Based on daily average balances during the six month periods ended December 31, 1996 and 1995, fiscal years 1996, 1995 and 1994 and on average monthly balances for fiscal years 1993 and 1992. Return on average assets ("ROA") and return on average equity ("ROE") for the six months ended December 31, 1996, are .90% and 15.48%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million, $583,000 and $103,000, associated with the Savings Association Insurance Fund ("SAIF") special assessment, the repurchase of 1,875,150 shares of the Company's common stock, the loss on early retirement of debt and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for the six months ended December 31, 1995, are .81% and 15.00%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2.7 million and $580,000 associated with the Railroad merger and the Company's 1995 proxy contest, respectively. ROA and ROE for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2.9 million and $585,000 associated with the Railroad merger and the Company's 1995 proxy contest, respectively. ROA and ROE for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. ROA and ROE for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.6 million, respectively.
(10) The ratio of earnings to fixed charges has been computed by dividing income before income taxes, extraordinary items and cumulative effects of changes in accounting principles plus fixed charges by fixed charges. Fixed charges represent all interest expense plus the portion of rental payments under operating leases deemed to be interest.
(11) Represents dividends declared per share divided by net income per share. The Company established a quarterly common stock cash dividend policy on October 4, 1995, and declared dividends totaling $2.9 million ($.137 per common share) and $2.9 million ($.133 per common share) during the six months ended December 31, 1996 and 1995, and $5.9 million ($.267 per common share) during the fiscal year ended June 30, 1996.
(12) General and administrative expenses ("G&A") divided by average assets for the six months ended December 31, 1996, is 1.65% excluding the nonrecurring expenses totaling $27.1 million and $2.3 million associated with the SAIF special assessment and the repurchase of 1,875,150 shares of the Company's common stock, respectively. G&A divided by average assets for the six months ended December 31, 1995, is 1.60% excluding the nonrecurring expenses totaling $3.3 million and $894,000 associated with the Railroad merger and the Company's 1995 proxy contest, respectively, and for fiscal year 1996 is 1.68% excluding the nonrecurring expenses totaling $3.6 million and $901,000 associated with the Railroad merger and the Company's 1995 proxy contest, respectively.

                              RECENT DEVELOPMENTS

  Results of Operations and Selected Financial Condition Data for Quarter Ended March 31, 1997. On April 24, 1997, the Company reported net income for the three months ended March 31, 1997, of $16.2 million, or $.74 per share, compared to net income of $16.4 million, or $.73 per share, for the three months ended March 31, 1996. The Company's operations during such periods reflect the acquisition of Conservative Savings Corporation, effective February 1, 1996 and the acquisition of Heritage Financial, Ltd., effective October 1, 1996. A summary of operations and selected financial condition data follows:

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                       ----------------------
                                                          1997        1996
                                                       ----------  ----------
                                                       (IN THOUSANDS EXCEPT
                                                          PER SHARE DATA)
Net interest income................................... $   42,622  $   42,561
Provision for loan losses.............................     (2,355)     (1,508)
                                                       ----------  ----------
Net interest income after provision for loan losses...     40,267      41,053
Non-interest income...................................     14,743      12,745
General and administrative expenses...................     27,409      28,364
Amortization of goodwill and core value of deposits...      2,732       2,491
                                                       ----------  ----------
Income before income taxes............................     24,869      22,943
Provision for income taxes............................      8,692       6,589
                                                       ----------  ----------
Net income............................................ $   16,177  $   16,354
                                                       ==========  ==========
Earnings per fully diluted common share............... $      .74  $      .73
                                                       ==========  ==========
Weighted average common shares outstanding (fully di-
 luted)............................................... 21,847,353  22,556,839
                                                       ==========  ==========
Total assets.......................................... $6,901,835  $6,617,488
Loans receivable, net.................................  5,113,458   4,792,918
Deposits..............................................  4,419,171   4,334,125
Stockholders' equity..................................    408,641     400,399

  Stock Split and Increase in Cash Dividend. Effective November 18, 1996, the Board of Directors of the Company authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend. Par value will remain at $.01 per share. The Board also increased its quarterly cash dividend from $.0667 per common share after adjusting for the three-for-two stock split to $.07 per common share which represents an increase of five percent. The stock dividend and the $.07 per share cash dividend, payable to stockholders of record as of December 31, 1996, were paid on January 14, 1997. Fractional shares resulting from the stock split were paid in cash. All references to the number of shares, per share amounts and stock prices for all periods presented elsewhere in this Prospectus Supplement and the accompanying Prospectus have been adjusted on a retroactive basis to reflect the effect of the stock split.

  SAIF Special Assessment. During the quarter ended September 30, 1996, the Company incurred an after-tax charge of $17.3 million ($27.1 million pre-tax) as a result of the imposition of a special assessment by the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF"). The FDIC operates two deposit insurance funds: the Bank Insurance Fund ("BIF") which generally insures the deposits of commercial banks and the SAIF which generally insures the deposits of savings associations such as the Bank. Because the reserves of the SAIF have been below statutorily required minimums, institutions with SAIF-assessable deposits, like the Bank, have been required to pay substantially higher deposit insurance premiums than institutions with deposits insured by the BIF since September 30, 1995. In order to recapitalize the SAIF and address this premium disparity, the Deposit Insurance Funds Act of 1996, effective September 30, 1996, authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits as of October 1, 1996. Institutions were assessed at the rate of .657% based on the amount of their SAIF-assessable deposits as of March 31, 1995. This nonrecurring special assessment totaling $27.1 million before taxes is recorded in the general and administrative expense section of the Consolidated Statement of Operations under a separate line item captioned "Federal deposit insurance special assessment." Such special assessment reduced the Bank's tangible, core and risk-based capital at September 30, 1996, by $17.3 million. The Bank continues to exceed its minimum OTS requirements and continues to meet the requirements to be classified as a "well-capitalized" institution under applicable banking regulations.

  The FDIC has adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lowest risk assessment classification will be assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of
 .064% of insured deposits to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for FICO obligations at the rate of .013% of insured deposits. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments. Based on the Company's level of deposits as of September 30, 1996, such a reduction in rates from .23% of insured deposits (adjusted to .18% of insured deposits for the quarter ended December 31, 1996 pursuant to a premium insurance refund received totaling $544,000) to .064% of insured deposits effective January 1, 1997, for SAIF insurance premiums would result in an annual pre-tax increase in operating earnings of approximately $7.0 million.

  The Deposit Insurance Funds Act of 1996 provides that the BIF and the SAIF will be merged into a single deposit insurance fund effective December 31, 1999, but only if there are no insured savings associations on that date. The legislation directs the Department of Treasury to make recommendations to Congress by March 31, 1997, for the establishment of a single charter for banks and thrifts. Management of the Company cannot predict accurately at this time what effect this legislation will have on the Company.

  Repurchase of Common Stock. On August 21, 1996, the Company consummated the repurchase of 1,875,150 shares (8.3% of the outstanding shares of Common Stock prior to the repurchase) of Common Stock from CAI Company ("CAI"), a Dallas-based investment company, for an aggregate purchase price of $48.9 million excluding $414,000 in transaction costs incurred as of December 31, 1996. Such purchase price consisted of cash of approximately $28.2 million and the surrender of a warrant (valued at $20.7 million) which would have enabled the Company to purchase 99 shares of non-voting common stock of CAI. The Company also reimbursed CAI for certain expenses totaling $2.2 million and paid CAI cash totaling $62,500 in lieu of the pro rata portion of any dividend CAI otherwise would have been entitled to receive for the quarter ended September 30, 1996. The cash portion of the repurchase was financed in part by a $28.0 million short-term variable rate secured promissory note due January 31, 1997, from a financial institution. On December 13, 1996, the Company refinanced this loan on a long-term basis now due December 31, 2001. See "--Refinance of Corporate Debt." Concurrent with the close of the repurchase, two directors of the Company who also serve as executive officers of CAI, resigned from the Board of Directors.

  Refinance of Corporate Debt. On December 2, 1996, the Company completed the issuance of $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006 (the "Notes"). Such offering resulted in the Company receiving $48.5 million, net of an underwriting discount of $1.5 million. With the proceeds from the issuance of the Notes the Company redeemed on December 27, 1996, its $40.25 million 10.25% subordinated debt due December 15, 1999, and its $6.9 million 10.0% senior notes due January 31, 1999. Total expenses associated with this offering approximated $1.9 million which are deferred and will be amortized over the life of the Notes resulting in an effective interest rate of 8.52%.

  On December 13, 1996, the Company refinanced the $28.0 million short-term promissory note due January 31, 1997, (obtained to help finance the repurchase of 1,875,150 shares of common stock on August 21, 1996--see "--Repurchase of Common Stock"), with a new five-year term note for $28.0 million due December 31, 2001. This note bears a monthly adjustable interest rate which was 7.75% at December 31, 1996, and is priced at 50 basis points below the quoted national base prime rate. This note has a seven year amortization with scheduled principal payments of $1.0 million quarterly and a balloon of $8.0 million due December 31, 2001, and with interest payable quarterly. The note is unsecured but subject to certain covenants. In addition, the Company also has a $2.0 million line of credit with the same financial institution. This revolving credit promissory note is due in a single payment on December 31, 1997, with interest rates, interest payments and covenants the same as the $28.0 million term note. Both the term note and the revolving credit promissory note may be prepaid, in whole or in part, without penalty, provided that proper written notice is given prior to the prepayment.

  As a result of the redemption of its $40.25 million 10.25% subordinated notes and $6.9 million 10.0% senior notes, and the refinancing of $28.0 million short-term promissory note due January 31, 1997, the Company recognized in December 1996 an extraordinary loss of $583,000 (net of income tax benefit totaling $316,000), or $.03 loss per share. Such loss was recorded in the Company's consolidated statement of operations as an extraordinary item.

  Recent Acquisition. On May 1, 1997, the Company acquired Investors Federal Savings ("Investors"), headquartered in Kinsley, Kansas, through a merger of Investors with and into the Bank. The Company acquired all 232,465 of the outstanding shares of Investors' common stock for $23.00 in cash for a total consideration of approximately $5.3 million. As of December 31, 1996, Investors had assets of approximately $32.1 million, deposits of approximately $27.0 million and stockholders' equity of approximately $4.7 million. Investors operates three branches in southwest Kansas. The acquisition will be accounted for as a purchase. Expenses and costs associated with this acquisition are estimated to approximate $350,000.

                                CAPITALIZATION

  The following table presents the consolidated capitalization of the Company at December 31, 1996, and as adjusted to give effect to the sale of the Capital Securities in this Offering and the application of the net proceeds as described herein. In addition, at December 31, 1996, the Company had other funding liabilities consisting of deposits ($4.4 billion), Federal Home Loan Bank ("FHLB") advances ($1.2 billion) and other borrowings ($680.3 million) incurred in the ordinary course of business.

                                                           DECEMBER 31, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Long-Term Debt:
  Variable Rate Unsecured Promissory Note due December
   31, 2001.............................................. $ 28,000   $ 28,000
  7.95% Subordinated Extendible Notes due 2006...........   50,000     50,000
                                                          --------   --------
    Total long-term debt.................................   78,000     78,000
                                                          --------   --------
Company Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trust Holding Solely Junior
 Subordinated Debentures(1)(2)...........................      --      45,000
                                                          --------   --------
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized, none issued...............................      --         --
  Common stock, $.01 par value; 25,000,000 shares
   authorized, 14,326,973 issued and outstanding.........      143        143
  Common stock dividend distributable, $.01 par value,
   7,163,476 shares......................................       72         72
  Additional paid-in capital.............................  146,734    146,734
  Retained earnings(3)...................................  248,229    248,229
  Unrealized holding loss on securities available for
   sale, net.............................................     (456)      (456)
                                                          --------   --------
    Total stockholders' equity...........................  394,722    394,722
                                                          --------   --------
      Total capitalization............................... $472,722   $517,722
                                                          ========   ========

--------
(1) The subsidiary trust is the Issuer, a wholly owned subsidiary of the Company that will hold the Junior Subordinated Debentures as its sole asset. The Capital Securities are issued by the Issuer. The sole assets of the Issuer consist of approximately $46.4 million principal amount of Junior Subordinated Debentures issued by the Company to the Issuer. The
    Junior Subordinated Debentures will bear interest at the rate of    % per
    annum and will mature on May , 2027, which date may be shortened to a date not earlier than May , 2002 if certain conditions are met. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to any required prior approval of the Federal Reserve, (i) on or after May , 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event or a Capital Treatment Event (each as defined herein). See "Description of Junior Subordinated Debentures--Redemption" in the accompanying Prospectus. The Company owns all of the Common Securities of the Issuer.
(2) For financial reporting purposes, the Issuer will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of the Company. The Capital Securities will be presented as a separate line item in the consolidated statement of financial condition of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Capital Securities as an expense in the consolidated statements of operations.
(3) The retained earnings of the Company are subject to certain restrictions. See Notes 16 and 18 to Notes to the Company's Consolidated Financial Statements, which are incorporated herein by reference.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Capital Securities will be invested by the Issuer in Junior Subordinated Debentures. The Company intends to use the net proceeds for general corporate purposes, which may include, without limitation, possible future acquisitions, funding investments in, or extensions of credit to, the Company's subsidiaries, repayment of obligations and redemption of securities. The Company routinely solicits and reviews acquisition opportunities and, at any given time, may have bids outstanding or may be involved in discussions with the owners of financial institutions or other parties relative to a particular financial institution. Pending their application, the net proceeds may be invested in short-term investment grade financial instruments.

  Although the Company, as a savings and loan holding company, is not subject to the Federal Reserve capital requirements for bank holding companies, it is possible that in the future it could become subject to such requirements as a result of the acquisition of a bank, a change in applicable regulations or the Company otherwise becoming subject to Federal Reserve capital requirements. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities having the characteristics of the Capital Securities could be included as Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the Company's ability to deduct, for income tax purposes, interest payable on the Junior Subordinated Debentures, will provide the Company with a more cost-effective means of obtaining capital for regulatory purposes than if the Company were to issue preferred stock.

                      CERTAIN TERMS OF CAPITAL SECURITIES

GENERAL

  The following summary of certain terms and provisions of the Capital Securities supplements the description of the terms and provisions of the Capital Securities set forth in the accompanying Prospectus under the heading "Description of Capital Securities," to which description reference is hereby made. This summary of certain terms and provisions of the Capital Securities, which describes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, to which reference is hereby made. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus form a part.

DISTRIBUTIONS

  Payment of Distributions. The Capital Securities represent undivided beneficial interests in the assets of the Issuer, and Distributions on each
Capital Security will be payable at the annual rate of    % of the stated
Liquidation Amount of $25, payable quarterly in arrears on the last day of March, June, September and December of each year, to the holders of the Capital Securities on the relevant record dates. The record dates for the Capital Securities will be, for so long as the Capital Securities remain in book-entry form, one Business Day (as defined in the accompanying Prospectus) prior to the relevant Distribution payment date and, in the event the Capital Securities are not in book-entry form, the 15th day of the month in which the relevant Distribution payment date occurs. Distributions will accumulate from and including the date of original issuance, and the amount of each Distribution due will include amounts accumulated to but excluding the date the Distribution payment is due. The first Distribution payment date for the Capital Securities will be September 30, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. See "Description of Capital Securities--Distributions" in the accompanying Prospectus.

  Extension Period. So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral of interest payments by the Company, quarterly Distributions on the Capital Securities by the Issuer will also be deferred during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate per
annum of    % thereof, compounded quarterly from the relevant payment date for such Distributions. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payments" in the accompanying Prospectus. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company will be prohibited from making certain payments and distributions with respect to the Company's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures, with certain exceptions. See "Description of Junior Subordinated Debentures--Restrictions on Certain Payments" in the accompanying Prospectus. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then due, the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Certain Terms of Junior Subordinated Debentures--Option to Defer Interest Payments" in this Prospectus Supplement and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" in the accompanying Prospectus.

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

  Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined in the accompanying Prospectus) of the Trust Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price, with respect to the Capital Securities (the "Redemption Price"), equal to the aggregate Liquidation Amount of such Capital Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of Capital Securities-- Redemption" in the accompanying Prospectus. For a description of the Stated Maturity and redemption provisions of the Junior Subordinated Debentures, see "Certain Terms of Junior Subordinated Debentures--General" and "--Redemption."

LIQUIDATION OF ISSUER AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS

  The Company will have the right at any time to liquidate the Issuer and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities. Such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

  Under current United States federal income tax law and interpretations and assuming, as expected, the Issuer is treated as a grantor trust, a distribution of Junior Subordinated Debentures should not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Capital Securities" in the accompanying Prospectus. If the Company elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate the Issuer and distribute the Junior Subordinated

Debentures to holders of the Capital Securities, the Capital Securities will remain outstanding until the Stated Maturity of the Junior Subordinated Debentures.

  If the Company elects to liquidate the Issuer and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Capital Securities in exchange therefor upon liquidation of the Issuer, the Company shall continue to have the right to shorten the maturity of the Junior Subordinated Debentures, subject to certain conditions as described under "Certain Terms of Junior Subordinated Debentures--General."

LIQUIDATION VALUE

  The amount payable on the Capital Securities in the event of any liquidation of the Issuer is $25 per Capital Security plus accumulated and unpaid Distributions, which amount may be paid in the form of a distribution of a Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of Capital Securities--Liquidation Distribution Upon Termination" in the accompanying Prospectus.

REGISTRATION OF CAPITAL SECURITIES

  The Capital Securities will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Capital Securities--Global Capital Securities" and "Book-Entry Issuance" in the accompanying Prospectus.

                CERTAIN TERMS OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

  The following summary of certain terms and provisions of the Junior Subordinated Debentures supplements the description of the terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures" to which description reference is hereby made. The summary of certain terms and provisions of the Junior Subordinated Debentures set forth below, which describes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, to which reference is hereby made. The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus form a part.

  Concurrently with the issuance of the Capital Securities, the Issuer will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on the last day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing September 30, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Capital Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly from the relevant Interest Payment Date. The term

"interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined in the accompanying Prospectus), as applicable.

  The Junior Subordinated Debentures will mature on May , 2027. Such date may be shortened at any time by the Company to any date not earlier than May , 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that the Company elects to shorten the maturity of the Junior Subordinated Debentures, it shall give notice to the Debenture Trustee, and the Debenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no more than 60 and no less than 30 days prior to the effectiveness thereof.

  The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of the Company. See "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. See "Risk Factors--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures--Subordination" in the accompanying Prospectus.

OPTION TO DEFER INTEREST PAYMENTS

  So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer payment of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then due (together with interest thereon at an annual rate of
 % compounded quarterly, to the extent permitted by law). During an Extension Period, interest will accrue and holders of Junior Subordinated Debentures (or holders of Capital Securities, as the case may be) will be required to accrue income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payments" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" in the accompanying Prospectus.

REDEMPTION

  Subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, the Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after May , 2002, in whole at any time or in part from time to time or (ii) at any time in whole (but not in part) upon the occurrence and continuation of a Tax Event or Capital Treatment Event, in either case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Junior Subordinated Debentures--Redemption" in the accompanying Prospectus.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  As described under "Certain Terms of Capital Securities--Liquidation of Issuer and Distribution of Junior Subordinated Debentures to Holders," under certain circumstances involving the termination of the Issuer, Junior

Subordinated Debentures may be distributed to the holders of the Capital Securities in exchange therefor upon liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Capital Securities, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depository for the Capital Securities, will act as depository for the Junior Subordinated Debentures. It is anticipated that the depository arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Capital Securities. If Junior Subordinated Debentures are distributed to the holders of Capital Securities in exchange therefor upon the liquidation of the Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or automated quotation system, if any, on which the Capital Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Capital Securities.

GLOBAL JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Description of Junior Subordinated Debentures--Global Junior Subordinated Debentures" and "Book-Entry Issuance" in the accompanying Prospectus.

  Payments on Junior Subordinated Debentures represented by a global security will be made to DTC, as the depository for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in Chicago, Illinois, or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each calendar quarter. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" in the accompanying Prospectus.

                          CERTAIN TERMS OF GUARANTEE

  The following summary of certain terms and provisions of the Guarantee Agreement supplements the description of the terms and provisions of the Guarantee set forth in the accompanying Prospectus under the heading "Description of Guarantee," to which description reference is hereby made. This summary of certain terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Guarantee Agreement. The form of the Guarantee Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus form a part.

  The Guarantee irrevocably guarantees on a subordinated basis to the holders of the Capital Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Capital Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Distribution (as defined in the accompanying Prospectus) and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Capital Securities after satisfaction of liabilities to creditors of the Issuer as required by applicable law. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Harris Trust and Savings Bank will act as the Guarantee Trustee for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Capital Securities.

  The holders of not less than a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. See "Description of Guarantee" in the accompanying Prospectus.

                                 UNDERWRITING

  The Company and the Issuer have entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"). Subject to the terms and conditions contained in the Purchase Agreement, the Issuer has agreed to sell to each of the Underwriters and each of the Underwriters has severally agreed to purchase from the Issuer the respective number of Capital Securities set forth opposite their names in the table below.

                                                                      NUMBER OF
                                                                       CAPITAL
         UNDERWRITER                                                  SECURITIES
         -----------                                                  ----------
      Piper Jaffray Inc..............................................
      Dain Bosworth Incorporated.....................................
                                                                         ---
        Total........................................................
                                                                         ===

  The Underwriters have advised the Company and the Issuer that they propose to offer the Capital Securities directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and
to certain dealers at such price less a concession not in excess of $    per
Capital Security. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $    per Capital Security to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed by the Underwriters.

  In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Purchase Agreement provides that the Company will pay as compensation for the Underwriters arranging the investment therein of such
proceeds an amount of $    per Capital Security for the accounts of the
several Underwriters.

  The Capital Securities are expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Capital Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Capital Securities. Although each Underwriter has indicated an intention to make a market in the Capital Securities, neither Underwriter is obligated to make a market in the Capital Securities and any market making may be discontinued at any time at the sole discretion of such Underwriter. No assurance can be given as to the liquidity of the trading market for the Capital Securities. See "Risk Factors--Trading Characteristics of Capital Securities" in the accompanying Prospectus.

  In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Capital Securities. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. Underwriters may bid for and purchase Capital Securities in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Capital Securities in the open market to stabilize the price of the Capital Securities. These activities may stabilize or maintain the market price of the Capital Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

  The Company and the Issuer have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the formation of the Issuer will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Issuer. The validity of the Junior Subordinated Debentures will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C. The validity of the Guarantee will be passed upon for the Company by Fitzgerald, Schorr, Barmettler & Brennan, P.C., Omaha, Nebraska. The validity of the Junior Subordinated Debentures and the Guarantee will be passed upon for the Underwriters by Dorsey & Whitney LLP. Housley Kantarian & Bronstein, P.C., Fitzgerald, Schorr, Barmettler & Brennan and Dorsey & Whitney LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations described in the accompanying Prospectus will be passed upon for the Company by Deloitte & Touche, LLP.

Prospectus
dated April 29, 1997

                     1,800,000 TRUST PREFERRED SECURITIES


                              CFC PREFERRED TRUST
                    Cumulative Trust Preferred Securities
            (Liquidation Amount $25 per Trust Preferred Security)
         Fully and Unconditionally Guaranteed, as Described Herein, by

[LOGO OF COMMERCIAL      COMMERCIAL FEDERAL CORPORATION
 FEDERAL CORPORATION
 APPEARS HERE]

CFC Preferred Trust, a trust created under the laws of the State of Delaware (the "Issuer"), may offer, from time to time, preferred securities (the "Capital Securities") representing beneficial ownership interests in the Issuer. Commercial Federal Corporation, a Nebraska corporation (the "Company") will be the owner of the common securities (the "Common Securities" and, together with the Capital Securities, the "Trust Securities") representing common beneficial ownership interests in the Issuer. The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities--Subordination of Common Securities."

Concurrently with the issuance by the Issuer of its Capital Securities, the Issuer will invest the proceeds thereof and of contributions received in respect of the Common Securities in the Company's junior subordinated deferrable interest debentures (the "Junior Subordinated Debentures") with terms generally corresponding to the terms of the Issuer's Capital Securities. Accordingly, if, as provided in an accompanying Prospectus Supplement, the Company has the right to defer the payment of interest on the Junior Subordinated Debentures, then, if interest payments are so deferred, Distributions (as defined herein) on the Capital Securities would also be deferred, but would continue to accumulate at the rate per annum set forth in the related Prospectus Supplement. See "Description of Capital Securities-- Distributions."

The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to Senior Debt (as defined in "Description of Junior Subordinated Debentures--Subordination") of the Company. Unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for up to such number of consecutive interest payment periods (which shall not extend beyond the Stated Maturity (as defined herein) of the Junior Subordinated Debentures) with respect to each deferral period as may be specified in such Prospectus Supplement (each, an "Extension Period"). In such circumstance, however, the Company would not be permitted, subject to certain exceptions set forth herein, to declare or pay any dividends, distributions or other payments with respect to, or repay, repurchase, redeem or otherwise acquire, the Company's capital stock or debt securities that rank pari passu with or junior to such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payments" and "--Restrictions on Certain Payments."
                                                  (continued on following page)

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(continued from previous page)

The Company has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Capital Securities, but only in each case to the extent of funds held by the Issuer, as described herein. See "Description of Guarantee." If the Company does not make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay Distributions. The Guarantee does not cover payment of Distributions when the Issuer has insufficient funds to pay such Distributions. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payment of amounts equal to such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities." The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt of the Company.

The Junior Subordinated Debentures will be the sole assets of the Issuer, and payments under the Junior Subordinated Debentures and the related Expense Agreement will be the only revenue of the Issuer. Unless otherwise specified in the applicable Prospectus Supplement, the Company may, upon receipt of approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") (if such approval is then required under the applicable capital guidelines or policies of the Federal Reserve), redeem the Junior Subordinated Debentures (and thereby cause the redemption of the Trust Securities) or may terminate the Issuer and, after satisfaction of liabilities to the creditors of the Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Capital Securities in exchange therefor upon liquidation of their interests in the Issuer. See "Description of Capital Securities--Liquidation Distribution Upon Termination."

The Capital Securities and the Junior Subordinated Debentures may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, the aggregate initial public offering price of all the Capital Securities and the Junior Subordinated Debentures issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $45,000,000. Certain specific terms of the Capital Securities and the Junior Subordinated Debentures in respect of which this Prospectus is being delivered will be described in the applicable Prospectus Supplement, including without limitation and where applicable and to the extent not set forth herein, (a) in the case of the Capital Securities, specific title, aggregate stated liquidation amount (the "Liquidation Amount"), number of securities, the rate or method of calculating the rate of cumulative cash distributions which accrue with respect to such Capital Securities (the "Distributions"), Distribution payment dates, applicable Distribution deferral terms, if any, place or places where Distributions will be payable, any terms of redemption, exchange, initial offering or purchase price, methods of distribution and any other special terms, and (b) in the case of the Junior Subordinated Debentures, the specific designation, aggregate principal amount, denominations, Stated Maturity (including any provisions for the shortening thereof), interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution and any other special terms.

The Capital Securities and the Junior Subordinated Debentures may be sold to or through underwriters, through dealers, remarketing firms or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers, remarketing firms or agents involved in the sale of the Capital Securities or the Junior Subordinated Debentures in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. The Prospectus Supplement will state whether the Capital Securities or the Junior Subordinated Debentures will be listed on any national securities exchange or automated quotation system. If the Capital Securities or the Junior Subordinated Debentures are not listed on any national securities exchange or automated quotation system, there can be no assurance that there will be a secondary market for the Capital Securities or the Junior Subordinated Debentures.

This Prospectus may not be used to consummate sales of the Capital Securities or the Junior Subordinated Debentures unless accompanied by a Prospectus Supplement.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. In addition, the Company's common stock is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  No separate financial statements of the Issuer have been included herein. The Company and the Issuer do not consider that such financial statements would be material to holders of the Capital Securities because the Issuer is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of the Company and issuing the Trust Securities. See "The Issuer," "Description of Capital Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee."

  The Company and the Issuer have filed with the Commission a combined registration statement on Form S-3 (herein, together with all exhibits and amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Capital Securities, the Guarantee and the Junior Subordinated Debentures. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Copies of the Registration Statement, including any amendments and exhibits thereto, can be inspected and copied at the offices of the Commission as set forth above. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company which have been previously filed with the Commission are hereby incorporated by reference in this Prospectus:

    (a) the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1996;

    (b) the Company's Quarterly Report on Form 10-Q and Quarterly Report on Form 10-Q/A for the Quarter Ended September 30, 1996 and the Company's Quarterly Report on Form 10-Q for the Quarter Ended December 31, 1996; and

    (c) the Company's Current Reports on Form 8-K dated August 21, 1996 and November 18, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Commercial Federal Corporation, Corporate Secretary, 2120 South 72nd Street, Omaha, Nebraska 68124, telephone number (402) 554-9200.

                                 RISK FACTORS

  Prospective purchasers of the Capital Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters. In addition, because holders of Capital Securities may receive Junior Subordinated Debentures in exchange therefor upon liquidation of the Issuer, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

  The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Capital Securities and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt (which term includes substantially all current and future indebtedness of the Company). At December 31, 1996, the aggregate amount of Senior Debt of the Company outstanding was $78.0 million. Because the Company is a holding company, the right of the Company to participate in any distribution of the assets of any subsidiary, including Commercial Federal Bank, a Federal Savings Bank (the "Bank"), upon such subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures and all obligations of the Company relating to the Capital Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures-- Subordination."

SOURCES OF PAYMENT FOR AMOUNTS DUE ON CAPITAL SECURITIES

  The ability of the Issuer to pay amounts due on the Capital Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures as and when required. The Company's principal asset is its investment in the capital stock of the Bank. Because it does not generate any significant revenues independent of the Bank, the Company relies primarily on interest and dividends from the Bank to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. If the Company were denied access to the earnings of the Bank, whether by regulatory restriction, inadequate earnings or deterioration in the Bank's financial condition, the Company's ability to make debt service payments on the Junior Subordinated Debentures would be significantly impaired.

OPTION TO DEFER INTEREST PAYMENT; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

  Unless otherwise specified in the applicable Prospectus Supplement, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Company will have the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer will also be deferred (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the rate set forth in the applicable Prospectus Supplement, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company will be prohibited from making certain payments and distributions with respect to the Company's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of the Company that rank pari passu with or junior in interest to the

Junior Subordinated Debentures, with certain exceptions. See "Description of Junior Subordinated Debentures--Restrictions on Certain Payments." Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate set forth in the applicable Prospectus Supplement, compounded quarterly from the interest payment date for such interest, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Defer Interest Payments."

  Should an Extension Period occur, a holder of Capital Securities will be required to recognize income (in the form of original issue discount) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer for United States federal income tax purposes. As a result, a holder of Capital Securities will be required to include such income in gross taxable income for United States federal income tax (and possibly other) purposes in advance of the receipt of cash attributable to such income, and will not receive the cash related to such income from the Issuer if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales or Redemption of Capital Securities."

  The Company has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities.

TAX EVENT OR CAPITAL TREATMENT EVENT--REDEMPTION

  Upon the occurrence and continuation of a Tax Event or Capital Treatment Event (whether occurring before or after the date that is five years after issuance) the Company has the right, if certain conditions are met, to redeem the Junior Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event or Capital Treatment Event and thereby cause a mandatory redemption of the Capital Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies. As of the date of this Prospectus, the Company, as a savings and loan holding company, is not subject to the Federal Reserve capital requirements for bank holding companies. See "Description of Capital Securities--Redemption."

  A "Tax Event" means the receipt by the Company and the Issuer of an opinion of its tax advisors (which shall be its independent public accountants or counsel experienced in such matters) to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the Capital Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the Capital Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat an amount equal to the Liquidation Amount of the Capital Securities (or a substantial portion thereof) as "Tier I Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

  See "--Possible Tax Law Changes Affecting the Capital Securities" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Capital Securities prior to the Stated Maturity as it may be shortened by the Company.

POSSIBLE TAX LAW CHANGES AFFECTING THE CAPITAL SECURITIES

  On February 6, 1997, the Clinton Administration submitted revenue proposals to the 105th Congress (the "Proposal"). If enacted, the Proposal would generally deny interest deductions for interest on an instrument issued by a publicly traded corporation (a) that has a maximum weighted average maturity of more than 40 years or (b) has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions state that the Proposal will be effective generally for instruments issued on or after the date of first Congressional committee action on the Proposal. If either provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct interest on the Junior Subordinated Debentures. If the proposed legislation is introduced and ultimately enacted and if the effective date provision contained in the Proposal is followed, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurance, however, that current or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment of the transaction described herein. Such a change could give rise to a Tax Event, which would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Capital Securities. See "Description of Capital Securities-- Redemption--Tax Event or Capital Treatment Event Redemption" and "Description of Junior Subordinated Debentures--Redemption." See also "Certain Federal Income Tax Consequences--Possible Tax Law Changes."

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF CAPITAL
SECURITIES

  The Company will have the right at any time to terminate the Issuer and, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities in exchange therefor upon liquidation of the Issuer. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies. See "Description of Capital Securities--Redemption--Distribution of Junior Subordinated Debentures."

  Under current United States federal income tax law and interpretations and assuming, as expected, the Issuer is classified as a grantor trust for such purposes, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer should not be a taxable event to holders of the Capital Securities. However, if a Tax Event were to occur which would cause the Issuer to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer could be a taxable event to the Issuer and the holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of Capital Securities."

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

  The Company will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Capital Securities to be redeemed on such earlier date. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

MARKET PRICES

  There can be no assurance as to the market prices for Capital Securities or Junior Subordinated Debentures that may be distributed in exchange for Capital Securities upon liquidation of the Issuer. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Capital Securities may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent preferred beneficial interests in the Issuer) may be more volatile than the market prices of other debt securities that are not subject to such optional deferrals. In addition, because the Company has the right to shorten the Stated Maturity of the Junior Subordinated Debentures (subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve), there can be no assurance that the Company will not exercise its option to change the maturity of the Junior Subordinated Debentures as permitted by the terms thereof and of the Indenture. Because holders of Capital Securities may receive Junior Subordinated Debentures on liquidation of the Issuer, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein and in the applicable Prospectus Supplement.

RIGHTS UNDER THE GUARANTEE; DIRECT ACTION

  The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Capital Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Capital Securities after payment of creditors of the Issuer as required by applicable law. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Harris Trust and Savings Bank will act as the Guarantee Trustee for the purpose of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Capital Securities. Harris Trust and Savings Bank will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee and Wilmington Trust Company will act as Delaware Trustee under the Trust Agreement.

  The holders of not less than a majority in aggregate Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures on the applicable payment date, then a holder of Capital Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Capital Securities in the Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities," "--Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

UNCERTAINTY OF DEDUCTIBILITY OF INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES

  The Company's ability to deduct the interest paid on the Junior Subordinated Debentures depends upon whether the Junior Subordinated Debentures are characterized as debt instruments for federal income tax purposes, taking all the relevant facts and circumstances into account. The Company believes that the Junior Subordinated Debentures are debt instruments for federal income tax purposes and that interest on the Junior Subordinated Debentures will, therefore, be deductible by the Company. There is no clear authority on the appropriate characterization for federal income tax purposes of instruments such as the Junior Subordinated Debentures when they are issued in connection with an offering of securities such as the Capital Securities. If the interest on the Junior Subordinated Debentures is not deductible by the Company, the Company would have significant additional income tax liabilities.

LIMITED COVENANTS

  The covenants in the Indenture are limited and there are no covenants in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Capital Securities, respectively, in the event of material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

  Holders of Capital Securities generally will have limited voting rights relating only to the modification of the Capital Securities and the exercise of the Issuer's rights as holder of Junior Subordinated Debentures and the Guarantee. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, the Delaware Trustee or any Administrative Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except, with respect to the Property Trustee and the Delaware Trustee, upon the occurrence of certain events described under "Description of Capital Securities--Voting Rights; Amendment of Trust Agreement." The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Capital Securities to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust or to ensure that the Issuer's exemption from status as an "investment company" under the Investment Company Act is preserved even if such action adversely affects the interests of such holders. See "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Issuer Trustees."

TRADING CHARACTERISTICS OF CAPITAL SECURITIES

  Application has been made to list the Capital Securities on the New York Stock Exchange. The Capital Securities may trade at prices that do not fully reflect the value of accrued and unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder of Capital Securities that disposes of such holder's Capital Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Issuer for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in the Capital Securities disposed. In general, such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales or Redemption of Capital Securities" for a discussion of the United States federal income tax consequences that may result from a taxable disposition of the Capital Securities.

  As indicated above, application has been made to list the Capital Securities on the New York Stock Exchange. If the Capital Securities are not listed on a national securities exchange or the Nasdaq National Market and the underwriters do not make a market for the securities, the liquidity of the Capital Securities could be adversely affected.

POTENTIALLY ADVERSE IMPACT OF INTEREST RATES AND ECONOMIC AND INDUSTRY
CONDITIONS

  The savings institution industry is affected by fluctuations in market interest rates. Like most savings institution holding companies, the Company's net interest income is affected by general economic and other factors that influence market interest rates and the Company's ability to respond to changes in such rates. General economic conditions also affect the credit quality of the Company's assets. Adverse economic conditions may affect the ability of the Bank's borrowers to repay loans, particularly in the areas of commercial real estate and consumer lending. To the extent that changes in interest rates and economic conditions adversely affect the Company's financial condition and results of operations, the Company's ability to make debt service payments on the Junior Subordinated Debentures may be impaired.

  Significant and rapid changes have occurred in the savings institution industry in recent years, and the future of the industry is subject to various uncertainties. The traditional role of savings institutions as the nation's primary housing lenders is diminishing and savings institutions are subject to increasing competition from commercial banks and mortgage bankers. The savings institution industry also faces a volatile and uncertain regulatory environment in which applicable laws, regulations and enforcement policies are subject to significant change. There can be no assurance that changes in the savings institution industry, regulatory and otherwise, will not adversely affect the financial condition and results of operations of the Company and, as a result, impair its ability to make debt service payments on the Junior Subordinated Debentures.

                                  THE COMPANY

  The Company is a holding company for the Bank, which is the largest depository institution headquartered in Nebraska. At December 31, 1996, the Company had assets of $6.9 billion and stockholders' equity of $394.7 million. Based upon total assets at that date, the Company was the 19th largest publicly held thrift holding company in the United States. The Bank is a consumer-oriented financial institution that emphasizes single-family residential real estate lending, consumer lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At December 31, 1996, the Bank operated 34 branch offices in Nebraska, 20 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 25 branch offices in Kansas and 7 branch offices in Iowa. Throughout its 109 year history, the Bank has emphasized customer service. To serve its customers, the Bank conducts loan origination activities through its 105 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 375 mortgage loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

  The Company's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, the Company intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. The Company's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, the Company will continue to build and leverage an infrastructure designed to increase fee and other income.

  Complementing its strategy of internal growth, the Company will continue to grow its five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidates can enhance the Company's retail presence in new or underserved markets and complement the Company's existing retail network.

  The Company's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

                                  THE ISSUER

  The Issuer is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Company, as Depositor, Wilmington Trust Company, as Delaware Trustee, Harris Trust and Savings Bank, as Property Trustee, and the Administrative Trustees, as named therein, of the Issuer and
(ii) the filing of a certificate of trust with the Delaware Secretary of State on January 30, 1997. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Issuer exists for the exclusive purposes of
(i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire Junior Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Capital Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer, and payments under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenue of the Issuer.

  All of the Common Securities of the Issuer will be owned by the Company. The Common Securities of the Issuer will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate Liquidation Amount equal to not less than 3% of the total capital of the Issuer.

  Unless otherwise specified in the Prospectus Supplement, the Issuer has a term of approximately 31 years, but may terminate earlier as provided in the Trust Agreement. The Issuer's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Harris Trust and Savings Bank, as Property Trustee, will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. Harris Trust and Savings Bank will also act as trustee under the Guarantee and the Indenture. See "Description of Guarantee" and "Description of Junior Subordinated Debentures." The holder of the Common Securities of the Issuer, or the holders of a majority in Liquidation Amount of the Capital Securities if an event of default under the Trust Agreement has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of the Issuer Trustee are governed by the Trust Agreement. Pursuant to the Expense Agreement, the Company will pay all fees and expenses related to the Issuer and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer.

  The principal executive office of the Issuer is 2120 South 72nd Street, Omaha, Nebraska 68124 and its telephone number is (402) 554-9200.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Capital Securities will be invested by the Issuer in Junior Subordinated Debentures. The Company intends that the proceeds from the sale of the Junior Subordinated Debentures will be used for general corporate purposes including, without limitation, possible future acquisitions, funding investments in, or extensions of credit to, the Company's subsidiaries, repayment of obligations and redemption of securities.

  Although the Company, as a savings and loan holding company, is not subject to the Federal Reserve capital requirements for bank holding companies, it is possible that in the future it could become subject to such requirements as a result of the acquisition of a bank or change in regulations. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities having the characteristics of the Capital Securities could be included as Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the Company's ability to deduct, for income tax purposes, interest payable on the Junior Subordinated Debentures, will provide the Company with a more cost-effective means of obtaining capital for regulatory purposes than if the Company were to issue preferred stock.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the Issuer will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of the Company. The Capital Securities will be presented as a separate line item in the consolidated statement of financial condition of the Company before the Stockholders' Equity section under the separate caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures" and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Capital Securities as minority interest expense, net of related tax benefit, in the consolidated statement of operations.

  The Company has agreed that future financial reports of the Company will:
(i) include, in an audited footnote to the audited financial statements, disclosure that (a) the Trust is wholly owned, (b) the sole assets of the Trust are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of the Junior Subordinated Debentures held), and (c) the obligations of the Company under the documents, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Issuer under the Capital Securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges has been computed by dividing income before income taxes, extraordinary items and cumulative effects of changes in accounting principles plus fixed charges by fixed charges. Fixed charges represent all interest expense plus the portion of rental payments under operating leases deemed to be interest.

                               SIX MONTHS ENDED
                                 DECEMBER 31,         YEAR ENDED JUNE 30,
                               ----------------- -----------------------------
                                 1996     1995   1996  1995  1994  1993  1992
                               -------- -------- ----- ----- ----- ----- -----
Excluding interest on depos-
 its..........................    1.30x    1.58x 1.71x 1.43x 1.13x 1.41x 1.26x
Including interest on depos-
 its..........................    1.10x    1.21x 1.25x 1.18x 1.06x 1.20x 1.13x

                       DESCRIPTION OF CAPITAL SECURITIES

  Pursuant to the terms of the Trust Agreement, the Issuer Trustees on behalf of the Issuer will issue the Capital Securities and the Common Securities. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and Harris Trust and Savings Bank will be the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain provisions of the Capital Securities and the Trust Agreement, which summarizes the material terms thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act, to each of which reference is hereby made. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  The Capital Securities will represent beneficial ownership interests in the Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Issuer, as well as other benefits as described in the Trust Agreement. See "--Subordination of Common Securities." The Capital Securities of the Issuer will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Issuer except as described under "--Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and Common Securities. The Guarantee Agreement executed by the Company for the benefit of the holders of the Capital Securities (the "Guarantee") will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Capital Securities when the Issuer does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

  Distributions on the Capital Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the Prospectus Supplement. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in either case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

  The Capital Securities represent beneficial ownership interests in the Issuer, and the Distributions on each Capital Security will be payable at a rate specified in the Prospectus Supplement for such Capital Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the Prospectus Supplement. Distributions to which holders of Capital Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the Prospectus Supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

  Unless otherwise provided in the Prospectus Supplement and so long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture, pursuant to which it will issue the Junior Subordinated Debentures, to defer the payment of interest at any time or from time to time on the Junior Subordinated Debentures for up to 20 consecutive interest payment periods (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, Distributions on the Capital Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Capital Securities) by the Issuer during any such Extension Period. During such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee with respect to the Capital Securities and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction).

  The revenue of the Issuer available for distribution to holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer will invest the proceeds from the issuance and sale of its Trust Securities. If the Company does not make interest payments on such Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities. The payment of Distributions (if and to the extent the Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on the basis set forth herein under "Description of Guarantee."

  Distributions on the Capital Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the Capital Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "Book-Entry Issuance." In the event any Capital Securities are not in book-entry form, the relevant record date for such Capital Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the Prospectus Supplement.

REDEMPTION

  Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Capital Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Capital Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Redemption." If less than all of any Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities.

  The Company will have the right to redeem any Junior Subordinated Debentures
(i) on or after such date as may be specified in the Prospectus Supplement, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event or Capital Treatment Event, in either case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

  Tax Event or Capital Treatment Event Redemption. If a Tax Event or Capital Treatment Event shall occur and be continuing, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Capital Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event or Capital Treatment Event. In the event a Tax Event or Capital Treatment Event has occurred and is continuing and the Company does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of such Capital Securities and Common Securities or to liquidate the Issuer and cause the Junior Subordinated Debentures to be distributed to holders of such Capital Securities and Common Securities in exchange therefor upon liquidation of the Issuer as described above, such Capital Securities will remain outstanding and Additional Sums may be payable on the Junior Subordinated Debentures.

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding Capital Securities and Common Securities of the Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event.

  "Like Amount" means (i) with respect to a redemption of any Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Capital Securities pro rata based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of any Trust Securities in exchange therefor in connection with a dissolution or liquidation of the related Issuer, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures would be distributed.

  "Liquidation Amount" means the stated amount of $25 per Trust Security.

  After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Capital Securities (i) such Capital Securities will no longer be deemed to be outstanding, (ii) the Depository or its nominee, as the record holder of such Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing such Capital Securities not held by the Depository or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Capital Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Capital Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a dissolution and liquidation of the Issuer were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

REDEMPTION PROCEDURES

  Capital Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

  If the Issuer gives a notice of redemption of Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with the Depository funds sufficient to pay the applicable Redemption Price and will give the Depository irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See "Book-Entry Issuance." If such Capital Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Capital Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Capital Securities called for redemption shall be payable to the holders of such Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Capital Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Issuer for such Capital Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

  Payment of the Redemption Price on the Capital Securities and any distribution of Junior Subordinated Debentures to holders of Capital Securities shall be made to the applicable recordholders thereof as they appear on the register for such Capital Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Capital Securities are not in book-entry form, the relevant record date for such Capital Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the Prospectus Supplement.

  If less than all of the Capital Securities and Common Securities issued by the Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Capital Securities and Common Securities to be redeemed shall be allocated pro rata to the Capital Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Capital Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Capital Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Capital Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Capital Securities selected for redemption and, in the case of any Capital Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Capital Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of Capital Securities and Common Securities, shall be made pro rata based on the Liquidation Amount of such Capital Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Issuer's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Issuer's outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Issuer's outstanding Capital Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Issuer's Capital Securities then due and payable.

  In the case of any event of default under the Trust Agreement resulting from a Debenture Event of Default, the Company as holder of the Issuer's Common Securities will be deemed to have waived any right to act with respect to any such event of default under the applicable Trust Agreement until the effect of all such events of default with respect to such Capital Securities have been cured, waived or otherwise eliminated. Until all events of default under the Trust Agreement with respect to the Capital Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Capital Securities and not on behalf of the Company as holder of the Issuer's Common Securities, and only the holders of such Capital Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Trust Agreement, the Issuer shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Trust Securities, if the Company, as Depositor, has given written direction to the Property Trustee to liquidate the Issuer (subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve); (iii) redemption of all of the Issuer's Capital Securities as described under"--Redemption--Mandatory Redemption"; and (iv) the entry of an order for the dissolution of the Issuer by a court of competent jurisdiction.

  If an early termination occurs as described in clause (i), (ii) or (iv) above, the Issuer shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors as provided by applicable law, to the holders of such Trust Securities in exchange therefor a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, an amount equal to, in the case of holders of Capital Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on its Capital Securities shall be paid on a pro rata basis. The holder(s) of the Issuer's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Capital Securities, except that if a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities.

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement with respect to the Capital Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

    (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Capital Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities as described above. See "--Subordination of Common Securities" and "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Capital Securities to accelerate the maturity thereof.

REMOVAL OF ISSUER TRUSTEES

  Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Capital Securities. In no event will the holders of the Capital

Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

  Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such Person shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER

  The Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Capital Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Capital Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed, if any,
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings on the Capital Securities, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of the Capital Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

  Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities will have no voting rights.

  The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Capital Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i) such action shall not adversely affect in any material respect the interests of any holder of Capital Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of its tax advisors to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States federal income tax purposes or an opinion of counsel that such amendment will not affect the Issuer's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the corresponding Capital Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of the holders of the Capital Securities. The Property Trustee shall notify each holder of Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Capital Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of its tax advisors to the effect that such action would not cause the Issuer to be classified as other than a grantor trust for United States federal income tax purposes.

  Any required approval of holders of Capital Securities may be given at a meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Capital Securities in the manner set forth in the Trust Agreement.

  No vote or consent of the holders of Capital Securities will be required for the Issuer to redeem and cancel its Capital Securities in accordance with the Trust Agreement.

  Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL CAPITAL SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the Capital Securities will be issued in whole or in part in the form of one or more global certificates ("Global Capital Securities") registered in the name of and deposited with, or on behalf of, the Depository Trust Company as depository (the "Depository"). Global Capital Securities may be issued only in fully registered form and in either temporary or permanent form. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by Depository. Except as described below, Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

  Unless and until it is exchanged in whole or in part for the individual Capital Securities represented thereby, a Global Capital Security may not be transferred except as a whole by the Depository for such Global Capital Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor Depository or any nominee of such successor.

  A global security shall be exchangeable for Capital Securities registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act at a time when the Depository is required to be so registered to act as such depository, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants (as defined in the accompanying Prospectus) with respect to ownership of beneficial interests in such global security. In the event that Capital Securities are issued in definitive form, such Capital Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments on Capital Securities represented by a global security will be made to the Depository, as the depository for the Capital Securities. In the event Capital Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of the Capital Securities will be registrable, and Capital Securities will be exchangeable for Capital Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee in Chicago, Illinois, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Capital Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month in which the relevant Distribution payment is scheduled to be paid.

  Upon the issuance of a Global Capital Security, and the deposit of such Global Capital Security with or on behalf of the Depository, the Depository for such Global Capital Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Capital Securities represented by such Global Capital Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Capital Securities or by the Company if such Capital Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Capital Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Capital Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Capital Security.

  So long as the Depository for a Global Capital Security, or its nominee, is the registered owner of such Global Capital Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented by such Global Capital Security for all purposes under the Indenture governing such Capital Securities. Except as provided below, owners of beneficial interests in a Global Capital Security will not be entitled to have any of the individual Capital Securities represented by such Global Capital Security registered in their names, will not receive or be entitled to receive physical delivery of any such Capital Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of (and premium, if any) and interest on individual Capital Securities represented by a Global Capital Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Capital Security representing such Capital Securities. None of the Company, the Property Trustee, any Paying Agent, or the Securities Registrar for such Capital Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Capital Security representing such Capital Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository or its nominee, upon receipt of any payment of Liquidation Amount, Redemption Price, premium or Distributions in respect of a permanent Global Capital Security representing any of such Capital Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Capital Security for such Capital Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Capital Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  Unless otherwise specified in the Prospectus Supplement, if the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Capital Securities in exchange for the Global Capital Security. In addition, the Issuer may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement, determine not to have any Capital Securities represented by one or more Global Capital Securities and, in such event, will issue individual Capital Securities in exchange for the Global Capital Security or Securities representing such Capital Securities. Further, if the Issuer so specifies with respect to the Capital Securities, an owner of a beneficial interest in a Global Capital Security representing Capital Securities may, on terms acceptable to the Issuer, the Property Trustee and the Depository for such Global Capital Security, receive individual Capital Securities in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Capital Securities. In any such instance, an owner of a beneficial interest in a Global Capital Security will be entitled to physical delivery of individual Capital Securities represented by such Global Capital Security equal in principal amount to such beneficial interest and to have such Capital

Securities registered in its name. Individual Capital Securities so issued will be issued in denominations, unless otherwise specified by the Issuer, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

  Payments in respect of the Capital Securities shall be made to the Depository, which shall credit the relevant accounts at the Depository on the applicable Distribution Dates or, if the Issuer's Capital Securities are not held by the Depository, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the Prospectus Supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  Unless otherwise specified in the Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Capital Securities.

  Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer will not be required to register or cause to be registered the transfer of its Capital Securities after such Capital Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Capital Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that it will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Capital Securities.

  Holders of the Capital Securities have no preemptive or similar rights.

  The Issuer may not borrow money or issue debt or mortgage or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures are to be issued in one or more series under the Indenture between the Company and Harris Trust and Savings Bank, as Debenture Trustee. The following summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture, which summarizes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act, to each of which reference is hereby made. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

  Concurrently with the issuance of the Capital Securities, the Issuer will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in a series of Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture.

GENERAL

  Each series of the Junior Subordinated Debentures will rank pari passu with all other series of Junior Subordinated Debentures and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt (as defined below) of the Company. See "--Subordination." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. Except as otherwise provided in the Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise. See "Risk Factors--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "--Subordination" and the Prospectus Supplement relating to any offering of Capital Securities or Junior Subordinated Debentures.

  The Junior Subordinated Debentures will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or pursuant to a resolution of the Company's Board of Directors or a committee thereof. The Prospectus Supplement will describe the following terms of the Junior Subordinated Debentures: (1) the title of the Junior Subordinated Debentures;
(2) any limit upon the aggregate principal amount of the Junior Subordinated Debentures; (3) the date on which the principal of the Junior Subordinated Debentures is payable (the "Stated Maturity") or the method of determination thereof; (4) the rate at which the Junior Subordinated Debentures shall bear interest, the dates on which any such interest shall be payable (the "Interest Payment Dates"), the right, if any, of the Company to defer or extend an Interest Payment Date, and the record dates for any interest payable on any Interest Payment Date (the "Regular Record Dates") or the method by which any of the foregoing shall be determined; (5) the place where, subject to the terms of the Indenture as described below under "--Payment and Paying Agents," the principal of and premium, if any, and interest on the Junior Subordinated Debentures will be payable and where, subject to the terms of the Indenture as described below under "--Denominations, Registration and Transfer," the Junior Subordinated Debentures may be presented for registration of transfer or exchange and the place where notices and demands to or upon the Company in respect of the Junior Subordinated Debentures and the Indenture may be made ("Place of Payment"); (6) any period within which, or date on which, the price at which and the terms and conditions upon which Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of the Company or a holder thereof; (7) the obligation or the right, if any, of the Company or a holder thereof to redeem, purchase or repay the Junior Subordinated Debentures and the period within which, the price at which, the currency (including currency units) in which and the other terms and conditions upon which the Junior Subordinated Debentures shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) the denominations in which any Junior Subordinated Debentures shall be issuable if other than denominations of $25 and any integral multiple thereof; (9) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures shall be payable, or in which the Junior Subordinated Debentures shall be denominated;
(10) any additions, modifications or deletions in the events of default under the Indenture or covenants of the Company specified in the Indenture with respect to the Junior Subordinated Debentures; (11) if other than the principal amount thereof, the portion of the principal amount of Junior Subordinated Debentures that shall be payable upon declaration of acceleration of the maturity thereof; (12) any additions or changes to the Indenture with respect to the Junior Subordinated Debentures as shall be necessary to permit or facilitate their issuance in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (13) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debentures and the manner in which such amounts will be determined; (14) the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Subordinated Debentures and the exchange of such temporary Global Security for definitive Junior Subordinated Debentures; (15) subject to the terms described herein under "--Global Junior Subordinated Debentures," whether the Junior Subordinated Debentures shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depository for such Global Securities, which depository shall be a clearing agency registered under the Exchange Act; (16) the appointment of any paying agent or agents; (17) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange the Junior Subordinated Debentures into any other securities or property of the Company and the additions or changes to the Indenture to facilitate such conversion or exchange; (18) the form of the Trust Agreement and Guarantee Agreement, if applicable; (19) the relative degree, if any, to which such Junior Subordinated Debentures shall be senior to or be subordinated to other indebtedness of the Company in right of payment, whether such other indebtedness are outstanding or not; and (20) any other terms of the Junior Subordinated Debentures not inconsistent with the provisions of the Indenture.

  If any index is used to determine the amount of payments of principal of, premium, if any, or interest on the Junior Subordinated Debentures, special United States federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement.

OPTION TO DEFER INTEREST PAYMENTS

  Unless otherwise specified in the Prospectus Supplement and so long as no Debenture Event of Default has occurred and is continuing, the Company will have the right at any time and from time to time during the term of any series of Junior Subordinated Debenture to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the Prospectus Supplement (each, an "Extension Period"), provided that such Extension Period may not extend beyond the Stated Maturity of such Junior Subordinated Debentures. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the

Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate specified in the applicable Prospectus Supplement, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin such Extension Period at least one Business Day prior to the earlier of (i) the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such Extension Period, (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or other applicable stock exchange or automated quotation system on which the Capital Securities are then listed or quoted or to holders of Capital Securities of the record date or (iii) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Junior Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

  Distributions on the Capital Securities will be deferred by the Issuer during any such Extension Period. See "Description of Capital Securities-- Distributions."

  See "Certain Federal Income Tax Consequences" for a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures.

ADDITIONAL SUMS

  If the Issuer is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures such amounts as shall be required so that the Distributions payable by the Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

  Unless otherwise specified in the Prospectus Supplement, Junior Subordinated Debentures will not be subject to any sinking fund.

  Unless otherwise specified in the Prospectus Supplement, the Company may, at its option and subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, redeem the Junior Subordinated Debentures of any series in whole at any time or in part from time to time on or after the date that is five years from the date of issuance. If the Junior Subordinated Debentures are so redeemable only upon the satisfaction of additional conditions, the Prospectus Supplement will describe such conditions. Junior Subordinated Debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. Except as otherwise specified in the Prospectus Supplement, the redemption price for any Junior Subordinated Debenture so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus 100% of the principal amount thereof.

  Except as otherwise specified in the Prospectus Supplement, if a Tax Event or a Capital Treatment Event shall occur and be continuing, the Company may, at its option and subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, redeem such Junior Subordinated Debentures in whole (but not in part) at any time within 90 days following of the occurrence of such Tax Event or Capital Treatment Event, at a redemption price equal to 100% of the principal amount of such Junior Subordinated Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption except as otherwise specified in the Prospectus Supplement.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the

Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

  If the Issuer is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums (as defined herein).

DISTRIBUTION UPON LIQUIDATION

  As described under "Description of Capital Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of the Issuer, the Junior Subordinated Debentures may be distributed to the holders of the Capital Securities in the liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of the Capital Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depository, or any successor depository for the Capital Securities, will act as depository for the Junior Subordinated Debentures. It is anticipated that the depository arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Capital Securities. If the Junior Subordinated Debentures are distributed to the holders of Capital Stock upon the liquidation of the Issuer, there can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Capital Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

  The Company will also covenant, as to each series of the Junior Subordinated Debentures, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under any Guarantee with respect to the Capital Securities and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction) if at such time (i) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Junior Subordinated Debentures and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) if such Junior Subordinated Debentures are held by the Issuer of Capital Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such Capital Securities or (iii) the Company shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

SUBORDINATION

  In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the

Company, the holders of Senior Debt will first be entitled to receive payment in full of all Allocable Amounts (as defined below) on such Senior Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

  In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

  No payments on account of principal (or premium, if any) or interest in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Allocable Amounts," when used with respect to any Senior Debt, means all amounts due or to become due on such Senior Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior Debt (whether as a result of the receipt of payments by the holders of such Senior Debt from the Company or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Debt or otherwise) but for the fact that such Senior Debt is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such Senior Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

  "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and
(vii) and every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

  "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) Debt to any employee of the Company, and (iv) any other debt securities issued pursuant to the Indenture.

  The Indenture places no limitation on the amount of Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness and other obligations constituting Senior Debt.

  The Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Subordinated Debentures, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement.

GLOBAL JUNIOR SUBORDINATED DEBENTURES

  Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Debentures will be issued in whole or in part in the form of one or more global certificates ("Global Junior Subordinated Debentures") registered in the name of and deposited with, or on behalf of, the Depository. Global Junior Subordinated Debentures may be issued only in fully registered form and in either temporary or permanent form. Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depository. Except as described below, Junior Subordinated Debentures in certified form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

  Unless and until it is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, a Global Junior Subordinated Debenture may not be transferred except as a whole by the Depository for such Global Junior Subordinated Debenture to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor Depository or any nominee of such successor.

  Upon the issuance of a Global Junior Subordinated Debenture, and the deposit of such Global Junior Subordinated Debenture with or on behalf of the Depository, the Depository for such Global Junior Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Junior Subordinated Debentures or by the Company if such Junior Subordinated Debentures are offered and sold directly by the Company. Ownership of beneficial interests in a Global Junior Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Junior Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Junior Subordinated Debenture.

  A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act at a time when the Depository is required to be so registered to act as such depository, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants (as defined herein) with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  So long as the Depository for a Global Junior Subordinated Debenture, or its nominee, is the registered owner of such Global Junior Subordinated Debenture, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated

Debentures. Except as provided below, owners of beneficial interests in a Global Junior Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of (and premium, if any) and interest on individual Junior Subordinated Debentures represented by a Global Junior Subordinated Debenture registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Junior Subordinated Debenture representing such Junior Subordinated Debentures. None of the Company, the Debenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Junior Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository for the Junior Subordinated Debentures or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global Junior Subordinated Debenture representing any of such Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Junior Subordinated Debenture for such Junior Subordinated Debentures as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Junior Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  Unless otherwise specified in the Prospectus Supplement, if the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Junior Subordinated Debentures in exchange for the Global Junior Subordinated Debenture. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement, determine not to have any Junior Subordinated Debentures represented by one or more Global Junior Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Junior Subordinated Debenture or Debentures representing such Junior Subordinated Debentures. Further, if the Company so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Junior Subordinated Debenture representing Junior Subordinated Debentures may, on terms acceptable to the Company, the Property Trustee and the Depository for such Global Junior Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures. In any such instance, an owner of a beneficial interest in a Global Junior Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

DENOMINATIONS, REGISTRATION AND TRANSFER

  Unless otherwise specified in the Prospectus Supplement, the Junior Subordinated Debentures will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof.

  Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate securities registrar or at the office of any transfer agent designated by the Company for such purpose with respect to the Junior Subordinated Debentures and referred to in the Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Indenture. If the Prospectus Supplement refers to any transfer agents (in addition to the securities registrar) initially designated by the Company with respect to any Junior Subordinated Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each place of payment. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

  In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

  Unless otherwise specified in the Prospectus Supplement, payment of principal of (and premium, if any) and any interest on a series of Junior Subordinated Debentures will be made at the office of the Debenture Trustee or at the office of such paying agent or paying agents as the Company may designate from time to time in the Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the Prospectus Supplement, payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however the Company will at all times be required to maintain a paying agent in each place of payment for all of the Junior Subordinated Debentures.

  Any moneys deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

MODIFICATION OF INDENTURE

  From time to time the Company and the Debenture Trustee may, without the consent of the holders of any series of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of the Junior Subordinated Debentures or of the Capital Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of Junior Subordinated Debentures affected, to modify the Indenture in a manner adversely affecting the rights of the holders of such series of Junior Subordinated Debentures in any material respect; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected,
(i) change the Stated Maturity of any series of Junior Subordinated Debentures (except as otherwise specified in the Prospectus Supplement), or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures of any series, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any event of default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of all outstanding Capital Securities affected unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied, and (b) where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Capital Securities.

  In addition, the Company and the Debenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

DEBENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Junior Subordinated Debentures:

  (i) failure for 30 days to pay any interest on such series of Junior Subordinated Debentures when due (subject to the deferral of any interest payment in the case of an Extension Period); or

  (ii) failure to pay any principal or premium, if any, on such series of Junior Subordinated Debentures when due whether at maturity or upon redemption; or

  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 60 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of such affected series of outstanding Junior Subordinated Debentures; or

  (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

  The holders of a majority in aggregate outstanding principal amount of each series affected of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Junior Subordinated Debentures of each series affected may declare the principal due and payable immediately upon a Debenture Event of Default. Should the Debenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures may annul such declaration. Should the holders of such Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Capital Securities affected shall have such right.

  The holders of a majority in aggregate outstanding principal amount of each series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

  In case a Debenture Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

  If a Debenture Event of Default with respect to a series of Junior Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on such series of Junior Subordinated Debentures on the date such interest or principal is due and payable, a holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such series of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities outstanding. If the right to bring a Direct Action is removed, the Issuer may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set-off any payment made to such holder of Capital Securities by the Company in connection with a Direct Action. See "Risk Factors--Rights Under the Guarantee; Direct Action."

  The holders of the Capital Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an event of default under the Trust Agreement. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; (iii) such transaction is permitted under the Trust Agreement and the Guarantee Agreement and does not give rise to any breach or violation of the Trust Agreement or Guarantee Agreement, and (iv) certain other conditions as prescribed by the Indenture are met.

  The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

  The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

COVENANTS OF THE COMPANY

  The Company will covenant in the Indenture that if and so long as (i) the Issuer is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of Capital Securities--Redemption") in respect of such Trust Securities, the Company will pay to the Issuer such Additional Sums. The Company will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Issuer, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind up or liquidate the Issuer, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Capital Securities in exchange therefor upon liquidation of the Issuer, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, in either such case, if so specified in the Prospectus Supplement upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Nebraska.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                              BOOK-ENTRY ISSUANCE

  The Depository will act as securities depository for all of the Capital Securities and the Junior Subordinated Debentures, unless otherwise referred to in the Prospectus Supplement relating to an offering of Capital Securities or Junior Subordinated Debentures. The Capital Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depository's nominee). One or more fully-registered global certificates will be issued for the Capital Securities of the Issuer and the Junior Subordinated Debentures, representing in the aggregate the total number of the Issuer's Capital Securities or aggregate principal balance of Junior Subordinated Debentures, respectively, and will be deposited with the Depository.

  The Depository is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its Participants deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Commission.

  Purchases of Capital Securities or Junior Subordinated Debentures within the Depository system must be made by or through Direct Participants, which will receive a credit for the Capital Securities or Junior Subordinated Debentures on the Depository's records. The ownership interest of each actual purchaser of each Capital Security and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Capital Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Capital Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Capital Securities of such Issuer or Junior Subordinated Debentures is discontinued.

  The Depository has no knowledge of the actual Beneficial Owners of the Capital Securities or Junior Subordinated Debentures; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices will be sent to Cede & Co. as the registered holder of the Capital Securities or Junior Subordinated Debentures. If less than all of the Issuer's Capital Securities or the Junior Subordinated Debentures are being redeemed, the Depository's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

  Although voting with respect to the Capital Securities or the Junior Subordinated Debentures is limited to the holders of record of the Capital Securities or Junior Subordinated Debentures, in those instances in which a vote is required, neither the Depository nor Cede & Co. will itself consent or vote with respect to Capital Securities or Junior Subordinated Debentures. Under its usual procedures, the Depository would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Capital Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Capital Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depository. The Depository's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payments on such payment date. Payments by

Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depository, the relevant Trustee, the Issuer thereof or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depository is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depository, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  The Depository may discontinue providing its services as securities depository with respect to any of the Capital Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the Trustee and the Company. In the event that a successor securities depository is not obtained, definitive Capital Security or Junior Subordinated Debenture certificates representing such Capital Securities or Junior Subordinated Debentures are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor depository). After a Debenture Event of Default, the holders of a majority in liquidation preference of Capital Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depository. In any such event, definitive certificates for such Capital Securities or Junior Subordinated Debentures will be printed and delivered.

  The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Issuer and the Company believe to be accurate, but the Issuer and the Company assume no responsibility for the accuracy thereof. Neither the Issuer nor the Company has any responsibility for the performance by the Depository or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                           DESCRIPTION OF GUARANTEE

  The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Issuer of its Capital Securities for the benefit of the holders from time to time of the Capital Securities. Harris Trust and Savings Bank will act as the Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee, which summarizes the material terms thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act, to each of which reference is hereby made. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Issuer's Capital Securities.

GENERAL

  The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Capital Securities, to the extent that the Issuer has funds on hand available therefor at such time,
(ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer (unless the Junior Subordinated Debentures are distributed to holders of such Capital Securities in exchange therefor), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Issuer remaining available for distribution to holders of Capital Securities after satisfaction of liabilities to creditors of the Issuer as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the Issuer to pay such amounts to such holders.

  The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the Capital Securities, but will apply only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection.

  If the Company does not make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will not be able to pay Distributions on the Capital Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt of the Company. See "--Status of the Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See "The Company." Except as otherwise provided in the Prospectus Supplement, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise.

  The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt of the Company in the same manner as the Junior Subordinated Debentures.

  The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution to the holders of the Capital Securities of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Capital Securities, upon full payment of the amounts payable upon liquidation of the Issuer or upon distribution of Junior Subordinated Debentures to the holders of the Capital Securities in exchange therefor. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under such Capital Securities or such Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of Nebraska.

THE EXPENSE AGREEMENT

  Pursuant to the Expense Agreement entered into by the Company under the Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Capital Securities or other similar interests in the Issuer of the amounts due such holders pursuant to the terms of the Capital Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE CAPITAL SECURITIES,
                      THE JUNIOR SUBORDINATED DEBENTURES
                               AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Capital Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Capital Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer will not pay Distributions or other amounts due on the Capital Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Capital Securities is to institute a Direct Action. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt of the Company.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because (i) the aggregate principal amount of such Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Capital Securities and Common Securities; (ii) the interest rate and interest and other payment dates on such Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Trust Securities under such Trust Securities; and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes thereof.

  Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

  A holder of any Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

  A default or event of default under any Senior Debt of the Company would not constitute a default or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an Event of Default under the Trust Agreement.

LIMITED PURPOSE OF ISSUER

  The Issuer's Capital Securities evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing its Capital Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Capital Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions from the Issuer (or from the Company under the Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

  Upon any voluntary or involuntary termination, winding up or liquidation of the Issuer involving the liquidation of the Junior Subordinated Debentures, the holders of the Capital Securities will be entitled to receive, out of the assets held by the Issuer, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of its Capital Securities), the positions of a holder of such Capital Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  In the opinion of Deloitte & Touche LLP, tax advisor to the Company and the Issuer, the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Capital Securities. Unless otherwise stated, this summary deals only with Capital Securities held as capital assets by United States Persons (defined below) who purchase the Capital Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the income of which is subject to United States Federal income taxation regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or, if a trustee so elects, for taxable years ending after August 20, 1996), a "United States Person" shall include any trust if a court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, or persons who hold Capital Securities as part of a position in a "straddle" or as part of a hedging, conversion or other integrated investment transaction for Federal income tax purposes. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Capital Securities.

  This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In particular, legislation has been proposed that could adversely effect the Company's ability to deduct interest on the Capital Securities, which may in turn permit the Company to cause a redemption of the Capital Securities. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations and the opinions of Deloitte & Touche LLP are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

  The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities.

  HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE CAPITAL SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF CAPITAL SECURITIES--REDEMPTION."

CLASSIFICATION OF THE ISSUER

  In connection with the issuance of the Capital Securities, Deloitte & Touche LLP is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, the Issuer will be classified as a grantor trust or as a partnership and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Capital Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Junior Subordinated Debentures whether or not cash is actually distributed to such Securityholder. See "--Interest Income and Original Issue Discount." No amounts included in taxable income will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

  The Company, the Issuer and the holders of the Capital Securities (by acceptance of a beneficial interest in a Capital Security) will agree to treat the Junior Subordinated Debentures as indebtedness for all United States tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Deloitte & Touche LLP is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Junior Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

  Applicable Treasury Regulations issued generally provide that stated interest on a debt instrument is not "qualified stated interest" and, therefore, will give rise to original issue discount ("OID") unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency."

  Under the Junior Subordinated Indenture, the Company has the right, at any time and from time to time during the term of the Junior Subordinated Debentures to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters with respect to each Extension Period. Unless the likelihood of exercise of such right to defer is remote, the Junior Subordinated Debenture would be issued with OID. During any Extension Period, (a) the Company will not be permitted to declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, and (b) the Company will not be permitted to make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Junior Subordinated Debentures (although these restrictions will not apply to dividends or distributions in common stock of the Company and in certain other limited situations). See "Description of Junior Subordinated Debentures--Option to Defer Interest Payments." The Company currently believes that the adverse impact that the imposition of such restrictions would have on the Company and the value of the equity securities of the Company makes the likelihood of the Company exercising its right to defer payments of interest on the Junior Subordinated Debentures remote. Accordingly, the Company believes that the stated interest on the Junior Subordinated Debentures should be considered unconditionally payable for purposes of the OID provisions of the Code and that the Junior Subordinated Debentures should not be considered to have been issued with OID (other than de minimus OID, if any). As a result, each Securityholder will be required to include interest payments in taxable income at the time accrued or received in accordance with its own method of accounting. There can be no assurance, however, that the IRS will agree with such determination.

  If, however, the Company exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Junior Subordinated Debentures on a daily basis during the Extension Period and thereafter, even though the Company will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) will increase such Securityholder's tax basis in its Capital Securities, and the amount of Distributions received by a Securityholder with respect to such Capital Securities will reduce the tax basis of such Capital Securities. A Securityholder that disposes of the Capital Securities during an Extension Period may suffer a loss because the market value of the Capital Securities likely will fall if the Company exercises its option to defer payments of interest on the Junior Subordinated Debentures. To the extent the selling price is less than the Securityholder's adjusted tax basis (which will include all accrued by unpaid interest), a Securityholder will recognize a capital loss.

  The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether the Company exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

  Corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF CAPITAL
SECURITIES

  Under current law, a distribution by the Issuer of the Junior Subordinated Debentures as described under the caption "Description of Capital Securities-- Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Capital Securities before such distribution. If, however, the liquidation of the Issuer were to occur because the Issuer is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of Junior Subordinated Debentures to Securityholders by the Issuer would be a taxable event to the Issuer and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon the liquidation of the Issuer. A Securityholder will accrue interest in respect of Junior Subordinated Debentures received from the Issuer in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF CAPITAL SECURITIES

  Gain or loss will be recognized by a Securityholder on a sale of Capital Securities (including a redemption for cash) in an amount equal to the difference between the amount realized by the Securityholder on the sale or redemption of the Capital Securities (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such Securityholder's allocable share of the Junior Subordinated Debentures) and the Securityholder's adjusted tax basis in the Capital Securities sold or redeemed. Such gain or loss generally will be taxable as long-term capital gain or loss if the Securityholder held the Capital Securities that it sold or redeemed for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for Federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  The amount of OID accrued on the Capital Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Internal Revenue Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

  Payment of the proceeds from the disposition of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

  Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

POSSIBLE TAX LAW CHANGES

  On February 6, 1997, the Administration's Revenue Proposals (the "Proposal") was introduced in the 105th Congress. If enacted, the Proposal would generally deny interest deductions for interest on an instrument issued by a publicly traded corporation that (a) has a maximum weighted average maturity of more than 40 years or (b) that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions state that the Proposal will be effective generally for instruments issued on or after the date of first Congressional committee action on the Proposal. If either provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct interest on the Junior Subordinated Debentures. If the proposed legislation is introduced and ultimately enacted and if the effective date provision contained in the Proposal is followed, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurance, however, that current or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment of the transaction described herein. Moreover, such a change could give rise to a Tax Event, which may permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Capital Securities, as described more fully under "Description of Capital Securities--Redemption--Tax Event or Capital Treatment Event Redemption" and "Description of Junior Subordinated Debentures--Redemption."

                             PLAN OF DISTRIBUTION

  The Capital Securities or the Junior Subordinated Debentures may be sold in a public offering to or through underwriters or dealers designated from time to time. The Company and the Issuer may sell its Capital Securities or Junior Subordinated Debentures as soon as practicable after effectiveness of the Registration Statement of which this Prospectus forms a part. The names of any underwriters or dealers involved in the sale of the Capital Securities or Junior Subordinated Debentures in respect of which this Prospectus is delivered, the amount or number of Capital Securities and Junior Subordinated Debentures to be purchased by any such underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

  Underwriters may offer and sell Capital Securities or Junior Subordinated Debentures at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Capital Securities, underwriters may be deemed to have received compensation from the Company and/or the Issuer in the form of underwriting discounts or commissions and may also receive commissions. Underwriters may sell Capital Securities or Junior Subordinated Debentures to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

  Any underwriting compensation paid by the Company and/or the Issuer to underwriters in connection with the offering of Capital Securities or Junior Subordinated Debentures, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be described in an accompanying Prospectus Supplement. Underwriters and dealers participating in the distribution of Capital Securities or Junior Subordinated Debentures may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such Capital Securities or Junior Subordinated Debentures may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled, under agreement with the Company and the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

  In connection with the offering of the Capital Securities of the Issuer, the Issuer may grant to the underwriters an option to purchase additional Capital Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the accompanying Prospectus Supplement. If the Issuer grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Capital Securities.

  Underwriters and dealers may engage in transactions with, or perform services for, the Company and/or the Issuer and/or any of their affiliates in the ordinary course of business.

  The Capital Securities and the Junior Subordinated Debentures will be new issues of securities and will have no established trading market. Any underwriters to whom Capital Securities or Junior Subordinated Debentures are sold for public offering and sale may make a market in such Capital Securities and Junior Subordinated Debentures, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such Capital Securities or Junior Subordinated Debentures may or may not be listed on a national securities exchange or the Nasdaq National Market. No assurance can be given as to the liquidity of or the existence of trading markets for any Capital Securities or Junior Subordinated Debentures.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the formation of the Issuer will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Issuer. The validity of the Junior Subordinated Debentures will be passed upon for the Company by Housley Kantarian & Bronstein, P.C. The validity of the Guarantee will be passed upon for the Company by Fitzgerald, Schorr, Barmettler & Brennan, P.C. The validity of the Junior Subordinated Debentures and the Guarantee will be passed upon for the Underwriters by Dorsey & Whitney LLP. Housley Kantarian & Bronstein, P.C. and Dorsey & Whitney LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations described in this Prospectus will be passed upon for the Company by Deloitte & Touche LLP.

                                    EXPERTS

  The consolidated financial statements of the Company as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year 1996, and a change in the method of accounting for income taxes, a change in the method of accounting for postretirement benefits, and a change in the method of accounting for intangible assets in fiscal year 1994), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLE-MENT OR IN THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES OR THAT INFORMATION CONTAINED HEREIN IS CUR-RENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY TO ANY PER-SON OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION IN SUCH JURISDICTION.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

Summary..................................................................  S-4
Summary Consolidated Financial Information...............................  S-8
Recent Developments...................................................... S-11
Capitalization........................................................... S-14
Use of Proceeds.......................................................... S-15
Certain Terms of Capital Securities...................................... S-15
Certain Terms of Junior Subordinated Debentures.......................... S-17
Certain Terms of Guarantee............................................... S-19
Underwriting............................................................. S-20
Validity of Securities................................................... S-21

                                  PROSPECTUS

Available Information....................................................    3
Incorporation of Certain Documents by Reference..........................    3
Risk Factors.............................................................    5
The Company..............................................................   11
The Issuer...............................................................   11
Use of Proceeds..........................................................   12
Accounting Treatment.....................................................   12
Ratio of Earnings to Fixed Charges.......................................   13
Description of Capital Securities........................................   13
Description of Junior Subordinated Debentures............................   24
Book-Entry Issuance......................................................   34
Description of Guarantee.................................................   36
Relationship Among the Capital Securities, the Junior Subordinated
 Debentures and the Guarantee............................................   39
Certain Federal Income Tax Consequences..................................   40
Plan of Distribution.....................................................   44
Legal Matters............................................................   45
Experts..................................................................   45

                     1,800,000 TRUST PREFERRED SECURITIES

                              CFC PREFERRED TRUST

                         % Cumulative Trust Preferred
                                  Securities
                         (Liquidation Amount $25 per
                          Trust Preferred Security)
                          Fully and Unconditionally
                      Guaranteed, as Described Herein, by

             [LOGO OF COMMERCIAL FEDERAL CORPORATION APPEARS HERE]


                       ---------------------------------
                             PROSPECTUS SUPPLEMENT
                      to Prospectus dated April 29, 1997
                       ---------------------------------


                              Piper Jaffray inc.

                                 Dain Bosworth
                                 INCORPORATED

                                  May  , 1997